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TABLE OF CONTENTS 2

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Floating Rate Notes due May 22, 2016	$300,000,000	100.000%	$300,000,000	$38,640

1.900% Notes due May 22, 2019	$300,000,000	99.948%	$299,844,000	$38,620

(1)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. The total registration fee due for this offering is $77,260.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-189633

PROSPECTUS SUPPLEMENT
(To Prospectus Dated June 27, 2013)

$600,000,000

$300,000,000 Floating Rate Notes due May 19, 2016

$300,000,000 1.900% Notes due May 22, 2019

        Kimberly-Clark will pay interest on the 2016 floating rate notes due May 19, 2016 on February 19, May 19, August 19, and November 19 of each year. We will pay interest on each of the 1.900% notes due May 22, 2019 on May 22 and November 22 of each year. The first payment on the 2016 floating rate notes will be made on August 19, 2014, and the first payment on the 2019 notes will be made on November 22, 2014. The 2016 floating rate notes will have an interest rate of LIBOR (as defined) plus 0.050%. The 2016 floating rate notes will not be redeemable prior to maturity. We may redeem the 2019 notes at our option and at any time, either as a whole or in part, at the redemption prices described in this prospectus supplement. If we experience a change of control repurchase event, we may be required to offer to repurchase the notes from holders.

        The notes will not be listed on any national securities exchange or quoted on any automated dealer quotation system. Currently there is no public market for the notes.

        Investing in the notes involves risks. Please see "Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

	Per 2016 Floating Rate Note	Total	Per 2019 Note	Total
Public Offering Price	100.000%	$300,000,000	99.948%	$299,844,000
Underwriting Discount	0.150%	$450,000	0.350%	$1,050,000
Proceeds to Kimberly-Clark (before expenses)	99.850%	$299,550,000	99.598%	$298,794,000

        The initial public offering prices set forth above do not include accrued interest, if any. Interest on the notes will begin to accrue on May 22, 2014 and must be paid by the purchaser if the notes are delivered after May 22, 2014. The proceeds to Kimberly-Clark set forth above do not take into account offering expenses.

        The notes are offered severally by the underwriters, subject to the satisfaction of various conditions. The underwriters expect to deliver the notes in book-entry form only through The Depository Trust Company for the accounts of its direct participants, against payment on or about May 22, 2014.

Joint Book-Running Managers

Barclays          Citigroup          Goldman, Sachs & Co.          J.P. Morgan

Co-Managers
Deutsche Bank Securities	HSBC	RBC Capital Markets

The date of this Prospectus Supplement is May 19, 2014.

i

        You should read this prospectus supplement and the accompanying prospectus carefully before you invest. You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to give you different information. If anyone gives you different or inconsistent information, you should not rely on it. This prospectus supplement may add to, update or change information in the accompanying prospectus. The information contained in this prospectus supplement is current only as of the date appearing at the bottom of the cover. Since that date, our business, financial condition, results of operations and prospects may have changed.

        In this prospectus supplement and the accompanying prospectus, unless we otherwise specify or the context otherwise requires, references to "Kimberly-Clark," the "Company," "we," "us," and "our" refer to Kimberly-Clark Corporation and its consolidated subsidiaries.

        We are not, and the underwriters are not, offering to sell or seeking offers to buy securities in any jurisdiction where the offer or sale is not permitted.

        This prospectus supplement and the accompanying prospectus do not contain all of the information contained in the registration statement and its exhibits which we filed with the Securities and Exchange Commission (the "SEC"). You should read the registration statement and its exhibits for information that may be of interest to you. For information on obtaining a copy of the registration statement, see "Where You Can Find More Information" in this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy and information statements, and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 100 F Street NE, Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for more information concerning its public reference rooms and regional offices. Our SEC filings also are available to the public from the SEC's website at http://www.sec.gov and on our website at http://www.kimberly-clark.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus. You also may inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        The SEC allows us to "incorporate by reference" the information we file with it, which means we can disclose information to you by referring you to those documents. Information incorporated by reference is part of this prospectus supplement. Later information filed with the SEC automatically updates and supersedes information in this prospectus supplement.

        We incorporate by reference the documents listed below and any future filings made with the SEC under sections 13(a), 13(c), 14 or 15(d) of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), until this offering is completed:

  •
  Our annual report on Form 10-K for the year ended December 31, 2013 (including the portions of our definitive proxy statement filed with the SEC on March 10, 2014 incorporated by reference therein).

  •
  Our quarterly report on Form 10-Q for the quarter ended March 31, 2014.

  •
  Our current reports on Form 8-K filed with the SEC on March 3, 2014 and May 2, 2014 (in each case only to the extent filed and not furnished).

        We will provide to you at no charge, upon your written or oral request, a copy of these filings or any other information incorporated by reference in this prospectus supplement, other than exhibits to the filings which are not specifically incorporated by reference. You may request this information by contacting us at Kimberly-Clark Corporation, P.O. Box 619100, Dallas, Texas 75261-9100 (telephone 972-281-1200); attention: Secretary of the Corporation.

 RISK FACTORS

        You should carefully consider the risk factors under the heading "Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision. In addition, there may be other risks that a prospective investor should consider that are relevant to its own particular circumstances.

SELECTED FINANCIAL DATA

IN MILLIONS, EXCEPT PER SHARE AMOUNTS

	Three Months Ended March 31(a)		Year Ended December 31
	2014	2013	2013(b)	2012(c)	2011(d)	2010(e)	2009(f)
Net Sales	$5,278	$5,318	$21,152	$21,063	$20,846	$19,746	$19,115
Gross Profit	1,825	1,822	7,240	6,749	6,152	6,550	6,420
Operating Profit	797	783	3,208	2,686	2,442	2,773	2,825
Share of net income of equity companies	43	53	205	176	161	181	164
Net income	546	551	2,221	1,828	1,684	1,943	1,994
Net income attributable to noncontrolling interests	(8)	(20)	(79)	(78)	(93)	(100)	(110)
Net income attributable to Kimberly-Clark Corporation	538	531	2,142	1,750	1,591	1,843	1,884
Per share basis
Basic	1.42	1.37	5.58	4.45	4.02	4.47	4.53
Diluted	1.41	1.36	5.53	4.42	3.99	4.45	4.52
Cash Dividends Per Share
Declared	0.84	0.81	3.24	2.96	2.80	2.64	2.40
Paid	0.81	0.74	3.17	2.92	2.76	2.58	2.38
Total Assets	19,002	19,746	18,919	19,873	19,373	19,864	19,209
Long-Term Debt	5,385	4,571	5,386	5,070	5,426	5,120	4,792
Total Stockholders' Equity	4,925	4,985	5,140	5,287	5,529	6,202	5,690

(a)
Unaudited consolidated financial data has been prepared on the same basis as the 2013 Annual Report on Form 10-K and includes all adjustments necessary to present fairly the selected financial data for the periods indicated.

(b)
Results include a pre-tax charge of $36, $26 after tax, related to the devaluation of the Venezuelan bolivar, as well as pre-tax charges of $81, $66 after tax, related to the strategic changes in Western and Central Europe. See Notes 1 and 3 of the Consolidated Financial Statements included in our 2013 Annual Report.

(c)
Results include pre-tax charges of $299, $242 after tax, related to the strategic changes in Western and Central Europe. Additionally, results were negatively impacted by $135 in pre-tax charges, $86 after tax, for the pulp and tissue restructuring actions. See Notes 3 and 4 of the Consolidated Financial Statements included in our 2013 Annual Report.

(d)
Results include the effect of the pulp and tissue restructuring pre-tax charges of $415, $289 after tax, as well as a non-deductible business tax charge related to a law change in Colombia of $32.

(e)
Results include the impact of a pre-tax charge of $98, $96 after tax, related to the adoption of highly inflationary accounting in Venezuela.

(f)
Results include the impact of a $128 pre-tax charge, $91 after tax, related to the organization optimization plan, an initiative to reduce our worldwide salaried workforce.

 RECENT DEVELOPMENTS

        On April 21, 2014, we announced our results for the quarter ended March 31, 2014 and also filed with the SEC our quarterly report on Form 10-Q for the quarter ended March 31, 2014. In the quarter ended March 31, 2014, net sales of $5.3 billion decreased 1 percent, as compared with the first quarter of 2013. Diluted earnings per share for the quarter ended March 31, 2014 were $1.41 compared with $1.36 in the first quarter of the prior year. Net income in 2014 includes a non-deductible $39 million charge related to a regulatory dispute in the Middle East, pre-tax charges of $10 million ($5 million after tax) related to European strategic changes and $7 million of pre-tax transaction and related costs ($4 million after tax) for the potential spin-off of our health care business. The prior year results include pre-tax charges of $31 million ($21 million after tax) for European strategic changes and a $36 million pre-tax charge ($26 million after tax) related to the balance sheet remeasurement from the devaluation of the Venezuelan bolivar. Operating profit was $797 million in the quarter ended March 31, 2014, compared with $783 million in the first quarter of 2013. Cash provided by operations in the quarter ended March 31, 2014 was $437 million, compared to $607 million in the first quarter of 2013. Capital spending for the quarter ended March 31, 2014 was $258 million compared with $274 million in the first quarter of the prior year. As of March 31, 2014, we had approximately $1.2 billion in cash and cash equivalents and approximately $6.9 billion in total debt and redeemable securities.

        In November 2013, we announced that our Board of Directors authorized management to pursue a potential tax-free spin-off of our health care business. A spin-off would create a stand-alone, publicly traded health care company with approximately $1.6 billion in annual net sales, focused on the sale of surgical and infection prevention products for the operating room and other medical supplies, and medical devices focused on pain management, respiratory and digestive health.

        We continue to analyze the potential spin-off, and we filed a Form 10 registration statement with the SEC on May 6, 2014. However, there are no assurances as to when the potential spin-off will be completed, if at all, or if the spin-off will be completed based on the expected plans.

USE OF PROCEEDS

        We estimate that the net proceeds we will receive from this offering will be approximately $597,594,000 million after deducting underwriting discounts and commissions and estimated expenses of the offering payable by us. We anticipate using the net proceeds from this offering for general corporate purposes.

DESCRIPTION OF NOTES

        The following summary of the terms of the notes supplements the general description of debt securities contained in the accompanying prospectus. To the extent the following terms are inconsistent with the general description contained in the accompanying prospectus, the following terms replace such inconsistent terms. You should read both the accompanying prospectus and this prospectus supplement.

General

2016 Floating Rate Notes

        The 2016 floating rate notes:

  •
  will be in an aggregate initial principal amount of $300,000,000, subject to our ability to issue additional notes which may be of the same series as the 2016 floating rate as described under "—Further Issues,"

  •
  will mature on May 19, 2016,

  •
  will bear interest at LIBOR (as defined below) plus 0.050% per annum,

  •
  will be our senior debt, ranking equally with all our other present and future unsecured and unsubordinated indebtedness,

  •
  will be issued in U.S. dollars in denominations of $2,000 and integral multiples of $1,000 in excess thereof,

  •
  will be repaid at par at maturity,

  •
  will not be redeemable prior to maturity,

  •
  will be subject to repurchase by us upon a Change of Control Repurchase Event as described below under "—Repurchase upon Change of Control Repurchase Event,"

  •
  will be subject to defeasance and covenant defeasance as described below under "—Defeasance and Covenant Defeasance," and

  •
  will not be subject to any sinking fund.

2019 Notes

        The 2019 notes:

  •
  will be in an aggregate initial principal amount of $300,000,000, subject to our ability to issue additional notes of the same series as the 2019 notes as described under "—Further Issues,"

  •
  will mature on May 22, 2019,

  •
  will bear interest at a rate of 1.900% per annum,

  •
  will be our senior debt, ranking equally with all our other present and future unsecured and unsubordinated indebtedness,

  •
  will be issued in U.S. dollars in denominations of $2,000 and integral multiples of $1,000 in excess thereof,

  •
  will be repaid at par at maturity,

  •
  will be redeemable by us at any time prior to maturity as described below under "—Optional Redemption,"

  •
  will be subject to repurchase by us upon a Change of Control Repurchase Event as described below under "—Repurchase upon Change of Control Repurchase Event,"

  •
  will be subject to defeasance and covenant defeasance as described below under "—Defeasance and Covenant Defeasance," and

  •
  will not be subject to any sinking fund.

        The indenture and the notes do not limit the amount of indebtedness that may be incurred or the amount of securities that may be issued by us.

Interest

2016 Floating Rate Notes

        Interest on the 2016 floating rate notes will accrue from and include May 22, 2014 or from and include the most recent interest payment date to which interest has been paid or provided for. We will pay interest on the 2016 floating rate notes quarterly on February 19, May 19, August 19, and

November 19 of each year and on any maturity date (each, an "interest payment date"), commencing August 19, 2014, to the persons in whose names the 2016 floating rate notes are registered at the close of business on February 5, May 5, August 5 or November 5, as applicable (in each case, whether or not a business day), immediately preceding the related interest payment date; provided, however, that interest payable on any maturity date shall be payable to the person to whom the principal of such 2016 floating rate notes shall be payable. Interest on the 2016 floating rate notes will be computed on the basis of the actual number of days elapsed over a 360-day year.

        Interest payable on any interest payment date or maturity date shall be the amount of interest accrued from, and including, the immediately preceding interest payment date in respect of which interest has been paid or duly provided for (or from and including the original issue date, if no interest has been paid or duly provided for with respect to the 2016 floating rate notes) to, but excluding, such interest payment date or maturity date, as the case may be. If any interest payment date (other than the maturity date) would otherwise be a day that is not a business day, such interest payment date will be postponed to the immediately succeeding day that is a business day, except that if such business day is in the immediately succeeding calendar month, such interest payment date (other than the maturity date) shall be the immediately preceding business day. If the maturity date of the 2016 floating rate notes falls on a day that is not a business day, the related payment of principal and interest will be made on the immediately succeeding business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the immediately succeeding business day.

        For purposes of the 2016 floating rate notes, by "business day" we mean a day other than a Saturday or Sunday and which is not a day when banking institutions in New York City are authorized or required by law or regulation or executive order to be closed, and that is also a "London business day," which is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

        The term "maturity," when used with respect to a 2016 floating rate note, means the date on which the principal of such 2016 floating rate note or an installment of principal becomes due and payable as therein provided or as provided in the indenture, whether at the stated maturity or by declaration of acceleration, call for redemption, repayment or otherwise.

  Rate of Interest

        The interest rate on the 2016 floating rate notes will be reset quarterly on February 19, May 19, August 19, and November 19 of each year, commencing August 19, 2014 (each, an "interest reset date"), and the 2016 floating rate notes will bear interest at a per annum rate equal to three-month LIBOR (as defined below) for the applicable interest reset period or initial interest period (each as defined below) plus 0.050% (5 basis points). The interest rate for the initial interest period will be three-month LIBOR, determined as of two London business days prior to the original issue date, plus 0.050% per annum. The "initial interest period" will be the period from and including the original issue date to but excluding the initial interest reset date. Thereafter, each "interest reset period" will be the period from and including an interest reset date to but excluding the immediately succeeding interest reset date; provided that the final interest reset period for the 2016 floating rate notes will be the period from and including the interest reset date immediately preceding the maturity date of such notes to but excluding the maturity date.

        If any interest reset date would otherwise be a day that is not a business day, the interest reset date will be postponed to the immediately succeeding day that is a business day, except that if that business day is in the immediately succeeding calendar month, the interest reset date shall be the immediately preceding business day.

        The interest rate in effect on each day will be (i) if that day is an interest reset date, the interest rate determined as of the interest determination date (as defined below) immediately preceding such interest reset date or (ii) if that day is not an interest reset date, the interest rate determined as of the interest determination date immediately preceding the most recent interest reset date or the original issue date, as the case may be.

  Interest Rate Determination

        The interest rate applicable to each interest reset period commencing on the related interest reset date, or the original issue date in the case of the initial interest period, will be the rate determined as of the applicable interest determination date. The "interest determination date" will be the second London business day immediately preceding the original issue date, in the case of the initial interest reset period, or thereafter the applicable interest reset date.

        The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), or its successor appointed by us, will act as calculation agent. LIBOR means the rate determined by the calculation agent as of the applicable interest determination date in accordance with the following provisions:

  (i)
  LIBOR is the rate for deposits in U.S. dollars for the three-month period which appears on Reuters Screen LIBOR01 Page (as defined below) at approximately 11:00 a.m., London time, on the applicable interest determination date. "Reuters Screen LIBOR01 Page" means the display designated on page "LIBOR01" on Reuters Screen (or such other page as may replace the LIBOR01 page on that service, any successor service or such other service or services as may be nominated by the ICE Benchmark Administration Limited for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If no rate appears on Reuters Screen LIBOR01 Page, LIBOR for such interest determination date will be determined in accordance with the provisions of paragraph (ii) below.

  (ii)
  With respect to an interest determination date on which no rate appears on Reuters Screen LIBOR01 Page as of approximately 11:00 a.m., London time, on such interest determination date, the calculation agent shall request the principal London offices of each of four major reference banks (which may include affiliates of the underwriters) in the London interbank market selected by the calculation agent (after consultation with the Company) to provide the calculation agent with a quotation of the rate at which deposits of U.S. dollars having a three-month maturity, commencing on the second London business day immediately following such interest determination date, are offered by it to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on such interest determination date in a principal amount equal to an amount of not less than U.S.$1,000,000 that is representative for a single transaction in such market at such time. If at least two such quotations are provided, LIBOR for such interest determination date will be the arithmetic mean of such quotations as calculated by the calculation agent. If fewer than two quotations are provided, LIBOR for such interest determination date will be the arithmetic mean of the rates quoted as of approximately 11:00 a.m., New York City time, on such interest determination date by three major banks (which may include affiliates of the underwriters) selected by the calculation agent (after consultation with the Company) for loans in U.S. dollars to leading European banks having a three-month maturity commencing on the second London business day immediately following such interest determination date and in a principal amount equal to an amount of not less than U.S.$1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the calculation agent are not quoting such rates as mentioned in this sentence, LIBOR for such interest determination date will be LIBOR determined with respect to the immediately preceding interest determination date.

        All percentages resulting from any calculation of any interest rate for the 2016 floating rate notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655), and all dollar amounts will be rounded to the nearest cent, with one-half cent being rounded upward.

        Promptly upon such determination, the calculation agent will notify us and the trustee (if the calculation agent is not the trustee) of the interest rate for the new interest reset period. Upon request of a holder of the 2016 floating rate notes, the calculation agent will provide to such holder the interest rate in effect on the date of such request and, if determined, the interest rate for the next interest reset period.

        All calculations made by the calculation agent for the purposes of calculating interest on the 2016 floating rate notes shall be conclusive and binding on the holders and us, absent manifest errors.

2019 Notes

        Interest on the 2019 notes will accrue from and include May 22, 2014 or from and include the most recent interest payment date to which interest has been paid or provided for. We will make interest payments semi-annually on May 22 and November 22 of each year, with the first interest payment being made on November 22, 2014. We will make interest payments to the person in whose name the 2019 notes are registered at the close of business on May 8 and November 8, as applicable (in each case, whether or not a business day), before the next interest payment date.

        If the interest payment date is not a business day at the relevant place of payment, payment of interest will be made on the next day that is a business day at such place of payment and no interest will accrue for the period from and after such interest payment date. For the purposes of the 2019 notes, "business day" means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are generally authorized or obligated by law, regulation or executive order to close in The City of New York and, for any place of payment outside of The City of New York, in such place of payment. Interest on the 2019 notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Optional Redemption

2016 Floating Rate Notes

        The 2016 floating rate notes may not be redeemed prior to maturity. However, the 2016 floating rate notes may be subject to repurchase by us upon a Change of Control Repurchase Event as described below under "—Repurchase upon Change of Control Repurchase Event."

2019 Notes

  Meaning of Terms

        We may redeem the 2019 notes at our option as described below. See "—2019 Notes—Our Redemption Rights." The following terms are relevant to the determination of the redemption price:

        When we use the term "Treasury Rate," we mean with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue. In determining this rate, we assume a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        When we use the term "Comparable Treasury Issue," we mean the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issue of corporate debt securities of comparable maturity to the remaining term of such notes.

        "Independent Investment Banker" means each of Barclays Capital Inc., Citigroup Global Markets Inc., Goldman, Sachs & Co. and J.P. Morgan Securities LLC and their respective successors as may be appointed from time to time by the Company; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer (a "Primary Treasury Dealer"), we shall substitute therefor another Primary Treasury Dealer.

        "Comparable Treasury Price" means, with respect to any redemption date, the arithmetic average, as determined by the Independent Investment Banker, of the Reference Treasury Dealer Quotations for such redemption date.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer by 5:00 p.m., New York City time, on the third business day preceding such redemption date.

        "Reference Treasury Dealer" means each of Barclays Capital Inc., Citigroup Global Markets Inc., Goldman, Sachs & Co. and J.P. Morgan Securities LLC and their respective successors; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer.

        When we use the term "Remaining Scheduled Payments," we mean with respect to any 2019 note, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

  Our Redemption Rights

        We may redeem the 2019 notes at our option and at any time, either as a whole or in part. If we elect to redeem the 2019 notes, we will pay a redemption price equal to the greater of:

  •
  100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, and

  •
  the sum of the present values of the Remaining Scheduled Payments, plus accrued and unpaid interest.

        In determining the present value of the Remaining Scheduled Payments, we will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 6 basis points. In the case of a partial redemption, the 2019 notes to be redeemed will be selected by such method as the trustee shall deem fair and appropriate, provided that if the notes are in global form, interests in such global notes will be selected for redemption by DTC in accordance with its standard procedures, and may provide for the selection for redemption of portions (equal to the minimum authorized denomination for the 2019 notes or any integral multiple thereof) of the principal amount of 2019 notes of a denomination larger than the minimum authorized denomination for the 2019 notes.

        Notice of any redemption will be sent at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

        Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the 2019 notes or portions thereof called for redemption.

Repurchase upon Change of Control Repurchase Event

        If a Change of Control Repurchase Event (as defined below) occurs with respect to the notes, unless, in the case of the 2019 notes, we have exercised our right to redeem the notes as described above, we will make an offer to each holder of notes to repurchase all or any part (in denominations of $2,000 or integral multiples of $1,000 in excess thereof) of that holder's notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of an impending Change of Control, we will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

        We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

        On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

  •
  accept for payment all notes or portions of notes (in denominations of $2,000 or integral multiples of $1,000 in excess thereof) properly tendered pursuant to our offer;

  •
  deposit with the trustee an amount equal to the aggregate repurchase price in respect of all notes or portions of notes properly tendered; and

  •
  deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers' certificate stating the aggregate principal amount of notes being purchased by us.

        The trustee will promptly pay to each holder of notes properly tendered the repurchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided, that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

        We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us, and such third party purchases all notes properly tendered and not withdrawn under its offer.

        We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

Definitions

        "Below Investment Grade Rating Event" means the notes are rated below Investment Grade by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

        "Change of Control" means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Kimberly-Clark and its subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), other than Kimberly-Clark or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of Kimberly-Clark's Voting Stock; or (3) the first day on which a majority of the members of Kimberly-Clark's Board of Directors are not Continuing Directors.

        "Change of Control Repurchase Event" means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Kimberly-Clark who (1) was a member of such Board of Directors on the date of the issuance of the notes; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of Kimberly-Clark's proxy statement in which such member was named as a nominee for election as a director).

        "Fitch" means Fitch Ratings Ltd.

        "Investment Grade" means a rating of Baa3 or better by Moody's (or its equivalent under any successor rating categories of Moody's); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch); or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

        "Moody's" means Moody's Investors Service Inc.

        "Rating Agency" means (1) each of Fitch, Moody's and S&P; and (2) if any of Fitch, Moody's or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a "nationally recognized statistical rating organization" within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us as a replacement agency for Fitch, Moody's or S&P, as the case may be.

        "S&P" means Standard & Poor's Ratings Services, a division of McGraw-Hill, Inc.

        "Voting Stock" means Kimberly-Clark capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of Kimberly-Clark, even if the right so to vote has been suspended by the happening of such a contingency.

Further Issues

        We may from time to time, without notice to or the consent of the holders of the notes, create and issue further notes ranking equally with the notes in all respects (or in all respects other than the payment of interest accruing prior to the issue date of such further notes or except, in some cases, for the first payment of interest following the issue date of such further notes). Such further notes may be consolidated and form a single series with the previously issued notes and have the same terms as to status, redemption or otherwise as the notes.

Defeasance and Covenant Defeasance

        The provisions of Sections 402 and 1006 of the indenture relating to defeasance as described under "Description of Debt Securities—Defeasance and Covenant Defeasance" in the accompanying prospectus will apply to the notes.

UNDERWRITING

        Subject to the terms and conditions set forth in the underwriting agreement dated May 19, 2014, each underwriter named below has severally agreed to purchase, and we have agreed to sell to each underwriter, the principal amount of notes set forth opposite its name below:

Underwriter	Principal Amount of 2016 Floating Rate Notes	Principal Amount of 2019 Notes
Barclays Capital Inc.	$52,500,000	$52,500,000
Citigroup Global Markets Inc.	52,500,000	52,500,000
Goldman, Sachs & Co.	52,500,000	52,500,000
J.P. Morgan Securities LLC	52,500,000	52,500,000
Deutsche Bank Securities Inc.	30,000,000	30,000,000
HSBC Securities (USA) Inc.	30,000,000	30,000,000
RBC Capital Markets, LLC	30,000,000	30,000,000

Total	$300,000,000	$300,000,000

        Under the terms and conditions of the underwriting agreement, the several underwriters are committed to take and pay for all of the notes, if any are taken.

        The following table shows the underwriting discount and commission we will pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes):

Paid by Kimberly-Clark
Per 2016 Floating Rate Note	0.150%
Per 2019 Note	0.350%

        The underwriters propose to offer the notes directly to purchasers at the initial public offering price set forth on the cover page of this prospectus supplement and may offer the notes to certain securities dealers at such price less a concession of 0.100% and 0.200% of the principal amount of the 2016 floating rate notes and the 2019 notes, respectively. The underwriters may allow, and such dealers may reallow, a concession not to exceed 0.050% and 0.150% of the principal amount of the 2016 floating rate notes and the 2019 notes, respectively, to certain brokers and dealers.

        After the notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the underwriters. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        In connection with this offering, certain underwriters and their affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the notes. Such transactions may include stabilization transactions, pursuant to which such persons may bid for or purchase notes for the purpose of stabilizing their market price. The underwriters also may create a short position for the account of the underwriters by selling more notes in connection with the offering than they are committed to purchase from us, and in such case may purchase notes in the open market following completion of the offering to cover such short position. Any of the transactions described in this paragraph may result in the maintenance of the price of the notes at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required and, if they are undertaken, they may be discontinued at any time.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

        The notes are new issues of securities with no established trading market. We have been advised by the underwriters that they intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

        We estimate that our total expenses of this offering, excluding the underwriting discount, will be approximately $750,000.

        We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates have, directly and indirectly, provided various investment and commercial banking services to us and our affiliates for which they have received customary fees and commissions, including participating as lenders in our existing syndicated $2.0 billion revolving credit facility. The underwriters and their affiliates may also provide such services to us and our affiliates in the future for customary fees and commissions. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

  a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  b)
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of Directive 2010/73/EU, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters for any such offer; or

  c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive. For purposes of the foregoing, the expression an "offer of notes to the public" in relation to the notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus

Directive in that Relevant Member State. "Prospectus Directive," as used in this paragraph, means the Prospectus Directive (2003/71/EC) (and amendments thereto, including Directive 2010/73/EU), as amended, to the extent implemented in the Relevant Member State, and includes any relevant implementing measure in the Relevant Member State.

        Each underwriter has represented and agreed that:

  a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

  b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

        The notes may not be offered or sold, by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes will be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

        The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the "Financial Instruments and Exchange Law") and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

        This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

 VALIDITY OF NOTES

        The validity of the notes offered hereby is being passed upon for Kimberly-Clark by Thomas J. Mielke, Esq., Senior Vice President and General Counsel of Kimberly-Clark Corporation, and for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York. As of March 31, 2014, Mr. Mielke owned 33,058 shares of our common stock, held options to acquire 133,735 shares of such common stock (of which options to acquire 97,111 shares are presently exercisable or will become exercisable within 60 days of such date), and held 1,074 shares of our common stock attributable to his wife's account under our 401(k) and Profit Sharing Plan. Mr. Mielke also participates in other employee benefit plans of Kimberly-Clark.

PROSPECTUS

 Debt Securities
Common Stock
Preferred Stock
Warrants

        This prospectus relates to debt securities, common stock, preferred stock and warrants that we may sell from time to time in one or more offerings. The debt securities, preferred stock and warrants may be convertible into or exercisable or exchangeable for shares of our common stock or other securities.

        Each time securities are offered under this prospectus, we will provide a prospectus supplement and attach it to this prospectus. We will provide specific terms of the offerings in supplements to this prospectus. A prospectus supplement also may modify or supersede information contained in this prospectus. This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement describing the method and terms of the applicable offering.

        We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of the offerings.

        The common stock of Kimberly-Clark Corporation is listed on the New York Stock Exchange (the "NYSE") under the symbol "KMB." Any common stock of Kimberly-Clark Corporation sold pursuant to a prospectus supplement will be listed on the NYSE, subject to official notice of issuance.

        Investing in these securities involves certain risks. See the "Risk Factors" on page 1 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 27, 2013.

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this prospectus. The date of this prospectus can be found on the first page. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the document.

i

About This Prospectus

        This prospectus is part of a "shelf" registration statement that we have filed with the Securities and Exchange Commission (the "SEC"). By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading "Where You Can Find More Information."

        This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading "Where You Can Find More Information."

        Unless we otherwise specify or the context otherwise requires, references to "Kimberly-Clark," "we," "us," and "our" refer to Kimberly-Clark Corporation and its consolidated subsidiaries.

Risk Factors

        An investment in our securities involves risk. You should carefully consider the risks described in our filings with the SEC referred to under the heading "Where You Can Find More Information" below, as well as the risks included and incorporated by reference in annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein, and any specific risk factors that may be included in a prospectus supplement under the caption "Risk Factors."

Where You Can Find More Information

        We file annual, quarterly and current reports, proxy and information statements, and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 100 F Street, N.E., Washington, DC 20549. You may call the SEC at 1-800-SEC-0330 for more information concerning its public reference rooms and regional offices. Our SEC filings also are available to the public from the SEC's website at http://www.sec.gov and on our website at http://www.kimberly-clark.com. The information on our website is not part of this prospectus. You also may inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        The SEC allows us to "incorporate by reference" the information we file with it, which means we can disclose information to you by referring you to those documents. Information incorporated by reference is part of this prospectus. Later information filed with the SEC automatically updates and supersedes information contained in, or incorporated by reference into, this prospectus.

        We incorporate by reference the documents listed below and any future filings made with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until this offering is completed:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2012, including the information in our proxy statement that is part of our Schedule 14A filed with the SEC on March 11, 2013 that is incorporated by reference in that Annual Report on Form 10-K.

  •
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013.

  •
  Our Current Report on Form 8-K filed with the SEC on May 3, 2013.

  •
  Our Current Report on Form 8-K filed with the SEC on May 23, 2013.

  •
  The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on June 28, 1988, including any amendment or reports filed for the purpose of updating such description.

        We are not incorporating by reference any documents or information deemed to have been furnished and not filed in accordance with SEC rules.

        We will provide to you at no charge, upon your written or oral request, a copy of these filings or any other information incorporated by reference in this prospectus, other than exhibits to the filings which are not specifically incorporated by reference. You may request this information by contacting us at the following address and telephone number:

Kimberly-Clark Corporation
P.O. Box 619100
Dallas, Texas 75261-9100
Attention: Secretary
(972) 281-1200

Forward-Looking Statements

        This prospectus, any prospectus supplement and documents incorporated by reference in this prospectus may discuss certain matters concerning, among other things, the business outlook, including economic conditions, sales levels, anticipated currency rates and exchange risk, anticipated effect of acquisitions, cost savings, changes in finished product selling prices, anticipated raw material and energy costs, anticipated benefits related to the organization optimization initiative, cash flow levels, dividend amounts, anticipated financial and operating results, strategies, contingencies and anticipated transactions, that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are based upon our expectations and beliefs concerning future events affecting us. We cannot assure you that these events will occur or that our results will be as estimated.

        The assumptions we used as a basis for the forward-looking statements include many estimates that, among other things, depend on the achievement of future cost savings and projected volume increases. In addition, many factors outside our control, including the prices and availability of our raw materials, potential competitive pressures on selling prices or advertising and promotion expenses for our products, energy costs, and fluctuations in foreign currency exchange rates, as well as general economic conditions in the markets in which we do business, could affect the realization of these estimates.

        The factors we described in our Annual Report on Form 10-K under Item 1A, "Risk Factors," and in our other SEC filings, could cause our future results to be different from those expressed in any forward-looking statements made by, or on behalf of, us. In addition, please see the risk factors described in any applicable prospectus supplement. Other factors not presently known to us or that we presently consider immaterial could also affect our business operations and financial results. We do not undertake any duty to update forward-looking statements to reflect future events or changes in our expectations.

Description of Kimberly-Clark

        Kimberly-Clark is a global company focused on leading the world in essentials for a better life through product innovation and building its personal care, consumer tissue, K-C professional and health care brands. Kimberly-Clark is principally engaged in the manufacturing and marketing of a wide range of products mostly made from natural or synthetic fibers using advanced technologies in fibers, nonwovens and absorbency.

        Kimberly-Clark is organized into operating segments based on product groupings. These operating segments have been aggregated into four reportable global business segments. Information on these four segments, as well as their principal sources of revenue, is included below.

  •
  Personal Care brands offer parents a trusted partner in caring for their families and deliver confidence, protection and discretion to adults through a wide variety of innovative solutions and products such as disposable diapers, training and youth pants, swimpants, baby wipes, feminine and incontinence care products, and other related products. Products in this segment are sold under the Huggies, Pull-Ups, Little Swimmers, GoodNites, Kotex, Depend, Plenitud, Poise and other brand names.

  •
  Consumer Tissue offers a wide variety of innovative solutions and trusted brands that touch and improve people's lives every day. Products in this segment include facial and bathroom tissue, paper towels, napkins and related products, and are sold under the Kleenex, Scott, Cottonelle, Viva, Andrex, Scottex, Hakle, Page and other brand names.

  •
  K-C Professional helps transform workplaces for employees and patrons, making them healthier, safer and more productive, through a range of solutions and supporting products such as apparel, wipers, soaps, sanitizers, tissues and towels. Key brands in this segment include Kleenex, Scott, WypAll, Kimtech and Jackson Safety.

  •
  Health Care provides essentials that help restore patients to better health and improve the quality of patients' lives. This segment offers surgical and infection prevention products for the operating room, and a portfolio of innovative medical devices focused on pain management, respiratory and digestive health. This business is a global leader in education to prevent healthcare-associated infections. Products are sold primarily under the KimberlyClark and ONQ brand names.

        These reportable segments were determined in accordance with how our chief operating decision maker and our executive managers develop and execute our global strategies to drive growth and profitability of our worldwide personal care, consumer tissue, KC professional and health care operations. These strategies include global plans for branding and product positioning, technology, research and development programs, cost reductions including supply chain management and capacity and capital investments for each of these businesses.

        Products for household use are sold directly to supermarkets, mass merchandisers, drugstores, warehouse clubs, variety and department stores and other retail outlets, as well as through other distributors and e-commerce. Products for away-from-home use are sold through distributors and directly to manufacturing, lodging, office building, food service, health care establishments and high volume public facilities.

        Kimberly-Clark was incorporated in Delaware in 1928 as the successor to a business established in 1872. Our principal executive offices are located at 351 Phelps Drive, Irving, Texas 75038 and our telephone number is (972) 281-1200.

Ratio of Earnings to Fixed Charges

        Our consolidated ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Year Ended December 31
Three Months Ended March 31, 2013	2012	2011	2010	2009	2008
8.50x	7.15x	7.15x	8.69x	8.12x	6.76x

        For the purpose of calculating these ratios, "earnings" are defined as income from continuing operations before income taxes, interest expense, an interest factor attributable to rent expense, amortization of capitalized interest and distributed income of equity affiliates in which at least 20% but less than 50% is owned. "Fixed charges" consist of interest expense, capitalized interest and an interest factor attributable to rent expense.

        As we had no shares of preferred stock outstanding in any of the periods presented above, our ratio of earnings to combined fixed charges and preference dividends is the same as our ratio of earnings to fixed charges.

Use of Proceeds

        Unless we state otherwise in the applicable prospectus supplement, we intend to use the net proceeds from the sales of securities offered by this prospectus for general corporate purposes, including working capital, acquisitions, repurchases of common stock, capital expenditures and the repayment of indebtedness.

Description of Debt Securities

        The general provisions of the debt securities are described below. The specific terms of the debt securities and the extent, if any, to which the general provisions may not apply will be described in a prospectus supplement.

        The debt securities will be issued under the first amended and restated indenture dated as of March 1, 1988, as amended by the first, second, third, fourth and fifth supplemental indentures dated as of November 6, 1992, May 25, 1994, March 14, 2002, December 19, 2006 and December 12, 2011, respectively.

        We have summarized the material provisions of the indenture below. The indenture has been filed as an exhibit to the registration statement and you should read the indenture for a complete statement of the provisions summarized in this prospectus and for provisions that may be important to you. For information on obtaining a copy of the indenture, see "Where You Can Find More Information" in this prospectus.

General

        The debt securities will be unsecured obligations and will rank equally and ratably with all of our other currently outstanding unsecured and unsubordinated debt. In addition to the debt securities that we may offer in this prospectus, we may issue additional debt in an unlimited amount in one or more series under the indenture or other agreements. This additional debt may contain provisions different from those included in the indenture or applicable to one or more series of debt securities.

Prospectus Supplement

        You should refer to the prospectus supplement for the following specific terms of the debt securities:

  •
  the title;

  •
  the aggregate principal amount;

  •
  the initial offering price(s) at which they will be sold;

  •
  the dates on which the principal will be payable;

  •
  the rate(s) (which may be fixed or variable) at which they will bear interest, if any, and the date(s) from which the interest, if any, will accrue;

  •
  the date(s) on which the interest, if any, will be payable and any record dates for the interest payments;

  •
  any sinking fund or similar provisions, whether mandatory or at your option, along with the periods, prices and terms of redemption, purchase or repayment;

  •
  any provisions for redemption or purchase, at our option or otherwise, including the periods, prices and terms of redemption or purchase;

  •
  the amount or percentage payable if their maturity is accelerated, if other than the entire principal amount;

  •
  the currency of our payments of principal, premium, if any, and interest, and any index used to determine the amounts of such payments;

  •
  any defeasance provisions with respect to the amount we owe, restrictive covenants and/or events of default; and

  •
  any other terms in addition to those described in this prospectus.

        We may issue debt securities as original issue discount securities to be offered and sold at a substantial discount from their principal amount. Special federal income tax, accounting and other considerations relating to original issue discount securities will be described in the prospectus supplement.

        Unless otherwise indicated in the prospectus supplement, the covenants contained in the indenture and the debt securities would not necessarily protect you in the event of a highly leveraged or other transaction to which we are or may become a party.

Restrictive Covenants

Meanings of Terms.

  •
  When we use the term "attributable debt" in the context of a sale and lease-back transaction, we mean the present value (discounted at the rate of interest implicit in the terms of the lease involved in such sale and lease-back transaction, as determined by us in good faith) of our obligation thereunder for rental expenses. We exclude from this calculation any amounts we pay for maintenance and repairs, insurance, taxes, assessments, water rates or similar charges, or amounts contingent upon sales amounts.

  •
  When we use the term "consolidated net tangible assets," we mean the total amount of our assets minus (a) applicable reserves, (b) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and excluding current maturities of long-term indebtedness) and (c) intangible assets. Our consolidated net tangible assets include any attributable debt with respect to a sale and lease-back transaction which is not capitalized on our balance sheet.

  •
  When we use the term "principal property," we mean any of our mills, manufacturing plants, manufacturing facilities or timberland, located within the United States having a gross book value in excess of 1% of our consolidated net tangible assets and which is owned by us or any restricted subsidiary. If our board of directors decides that any facility is not of material importance, it will not be considered a principal property.

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  When we use the term "restricted subsidiary," we mean any of our subsidiaries (a) which has substantially all of its property or conducts substantially all of its business in the United States, and (b) which owns a principal property. The term does not include subsidiaries whose business consists principally of financing operations outside the United States or leasing or financing installment receivables.

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  When we use the term "sale and lease-back transaction," we mean any arrangement where we or any restricted subsidiary lease a principal property from a third party and the principal property has been or is to be sold or transferred by us or the restricted subsidiary to the third party with the intention of taking back the lease. The term does not include temporary leases of three years or less, including any renewal thereof, or certain intercompany leases.

        Liens.    Section 1004 of the indenture provides that we will not, and will not permit any restricted subsidiary to, issue, assume or guarantee any debt secured by a mortgage, security interest, pledge or lien (hereafter called "mortgage") of or on any principal property, or any shares of capital stock or debt of any restricted subsidiary, without also providing that the debt securities (together with, if we determine, any other indebtedness issued, assumed or guaranteed by us or any restricted subsidiary and then existing or thereafter created) shall be secured by the mortgage equally and ratably with or prior to such debt. This restriction does not apply to:

  •
  mortgages on any property acquired, constructed or improved by, or on any shares of capital stock or debt acquired by, us or any restricted subsidiary to secure debt which finances all or any part of (a) the purchase price of the property, shares or debt, or (b) the cost of constructing or improving the property, and which debt is incurred prior to or within 360 days after the acquisition, completion of construction or commencement of commercial operation of the property;

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  mortgages on any property, shares of capital stock or debt existing at the time we or any restricted subsidiary acquires the property, shares or debt;

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  mortgages on property of a corporation existing at the time that corporation merges or consolidates with us or any restricted subsidiary or at the time that corporation sells or transfers all or substantially all of its properties to us or any restricted subsidiary;

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  mortgages on any property, shares of capital stock or debt of any corporation existing at the time that corporation becomes a restricted subsidiary;

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  mortgages to secure intercompany debt among us and/or any of our restricted subsidiaries;

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  mortgages in favor of governmental bodies to secure advance or progress payments or to secure the purchase price of the mortgaged property; and

  •
  extensions, renewals or replacements of any existing mortgage or any mortgage referred to above.

        In addition, we or any restricted subsidiary may, without equally and ratably securing the debt securities, issue, assume or guarantee debt secured by a mortgage not excepted above, if the aggregate amount of the debt, together with (a) all other debt secured by mortgages not so excepted, and (b) the attributable debt with respect to sale and lease-back transactions, does not at the time exceed 5% of our consolidated net tangible assets. For purposes of clause (b) of this calculation, certain sale and lease-back transactions in which the attributable debt has been applied to the optional prepayment or retirement of long-term debt are excluded.

        Arrangements under which we or any restricted subsidiary transfer an interest in timber but retain an obligation to cut the timber in order to provide the transferee with a specified amount of money will not create a mortgage or a sale and lease-back transaction prohibited by the indenture.

        Sale and Lease-Back Transactions.    Section 1005 of the indenture provides that neither we nor any restricted subsidiary may engage in sale and lease-back transactions with respect to any principal property unless:

  •
  we or the restricted subsidiary are able, without equally and ratably securing the debt securities, to incur debt secured by a mortgage on the property pursuant to the exceptions described in "Liens" above;

  •
  we or the restricted subsidiary are able, without equally and ratably securing the debt securities, to incur debt secured by a mortgage on the property in an amount at least equal to the attributable debt with respect to the transaction; or

  •
  within 360 days after the effective date of the transaction, we or the restricted subsidiary apply an amount equal to the attributable debt with respect to the transaction to the optional prepayment or retirement of our long-term debt or that of any restricted subsidiary.

Consolidations, Mergers and Sales of Assets

        Section 801 of the indenture provides that we may consolidate with or merge into, and sell or transfer all or substantially all of our property and assets to, any other corporation. The corporation formed by the consolidation or into which we merge, or the corporation which acquires all or substantially all of our property and assets, must assume, by execution of a supplemental indenture, our obligations to:

  •
  pay the principal of, premium, if any, and interest on the debt securities when due; and

  •
  perform and observe all the terms, covenants and conditions of the indenture.

        If, upon the consolidation, merger, sale or transfer, any principal property or any shares of capital stock or debt of any restricted subsidiary would become subject to a mortgage, security interest, pledge or lien securing any debt of, or guaranteed by, the other corporation, we must secure, prior to the consolidation, merger, sale or transfer, the payment of the principal of, premium, if any, and interest on the debt securities equally and ratably with or prior to the debt secured by the mortgage, security interest, pledge or lien. This provision would not apply to any mortgage which would be permitted under "Liens" above.

Events of Default

        Section 501 of the indenture provides that the following are events of default with respect to debt securities of any series:

  •
  our failure to pay principal or premium, if any, on any debt security of that series at maturity;

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  our failure to pay interest on any debt security of that series when due, continued for 30 days;

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  our failure to make any sinking fund payment, when due, in respect of any debt security of that series;

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  our failure to perform any other covenant or agreement in the indenture that is applicable to debt securities of that series, continued for 90 days after written notice;

  •
  certain events involving bankruptcy, insolvency or reorganization; and

  •
  any other event of default applicable to debt securities of that series.

        An event of default with respect to a particular series of debt securities (except as to matters involving bankruptcy, insolvency or reorganization) does not necessarily mean that there is an event of default with respect to any other series of debt securities.

        If an event of default occurs and continues, the trustee or the holders of at least 25% of the outstanding debt securities of that series may declare those debt securities to be due and payable. However, at any time after such a declaration of acceleration has been made, but before the stated maturity of the debt securities, the holders of a majority of the outstanding debt securities of that series may, subject to certain conditions, rescind and annul the acceleration if all events of default with respect to the debt securities, other than the non-payment of accelerated principal, have been cured or waived. You should refer to the prospectus supplement relating to any series of debt securities which are original issue discount securities for particular provisions relating to acceleration of a portion of the principal amount of the original issue discount securities upon the occurrence and continuance of an event of default.

        Subject to the trustee's duties in the case of an event of default, the trustee is not required to exercise any of its rights or powers under the indenture at the request or direction of any holder unless one or more of them shall have offered reasonable indemnity to the trustee. Subject to this indemnification provision and certain other rights of the trustee, the holders of a majority of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

        No holder of any debt security of any series will have the right to institute any proceeding with respect to the indenture, unless:

  •
  the holder shall have previously notified the trustee of a continuing event of default with respect to debt securities of that series and the holders of at least 25% of the outstanding debt securities of that series shall have requested, and offered reasonable indemnity to, the trustee to institute the proceeding;

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  the trustee shall not have received from the holders of a majority of the outstanding debt securities of that series a direction inconsistent with the request; and

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  the trustee shall have failed to institute the proceeding within 60 days.

        However, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium, if any, and interest on the debt security on or after the applicable due dates and to sue for the enforcement of any such payment.

        The indenture requires us to furnish to the trustee annually a statement as to the absence of certain defaults under the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any non-monetary default with respect to debt securities of the series if it considers it in the interest of the holders to do so.

Defeasance and Covenant Defeasance

        Section 402 of the indenture provides that we may be discharged from most of our obligations in respect of the outstanding debt securities of any series if we irrevocably deposit with the trustee money and/or United States government securities which, together with the income from those securities, are sufficient to pay the principal of, premium, if any, and each installment of interest on the outstanding debt securities of the series on the stated maturity or redemption date, as the case may be. This arrangement requires that we (a) deliver to the trustee an opinion of counsel that we have received an Internal Revenue Service ruling, or a ruling of the Internal Revenue Service has been published that in the opinion of counsel establishes, that holders of the outstanding debt securities of the series will have no federal income tax consequences as a result of the deposit, defeasance and discharge, (b) deliver to the trustee an opinion of counsel that the outstanding debt securities of the series, if then listed on any securities exchange, will not be delisted as a result of the deposit, defeasance and discharge, and

(c) deliver to the trustee an officer's certificate and opinion of counsel, each stating that all conditions precedent to the deposit, defeasance and discharge have been met.

        Section 1006 of the indenture provides that we need not comply with certain restrictive covenants, including those described under "Liens" and "Sale and Lease-back Transactions" above, and that our failure to comply would not be an event of default under the outstanding debt securities of any series, if we deposit with the trustee money and/or United States government securities which, together with the income from those securities, are sufficient to pay the principal of, premium, if any, and each installment of interest on the outstanding debt securities of the series on the stated maturity or redemption date, as the case may be. Our other obligations under the indenture and the outstanding debt securities of the series would remain in full force and effect. This arrangement requires that we deliver to the trustee an opinion of counsel that (a) the holders of the outstanding debt securities of the series will have no federal income tax consequences as a result of the deposit and defeasance, (b) the outstanding debt securities of the series, if then listed on any securities exchange, will not be delisted as a result of the deposit and defeasance, and (c) deliver to the trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent relating to the defeasance have been complied with.

        In the event the outstanding debt securities of the applicable series are declared due and payable because of the occurrence of an event of default other than that described in the preceding paragraph, the amount of money and government securities on deposit with the trustee may not be sufficient to pay amounts due on the outstanding debt securities of the series at the time of the acceleration resulting from the event of default. However, we will remain liable to pay these amounts.

Amendments to the Indenture and Waiver of Covenants

        Section 902 of the indenture provides that we may amend the indenture with the consent of the holders of at least 66 2/3% of the outstanding debt securities of each series affected by the amendments. However, unless we have the consent of each holder of the affected debt securities, we may not:

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  change the maturity date of the principal amount of, or any installment of principal of or interest on, any debt security;

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  reduce the principal amount of, premium, if any, or any interest on, any debt security or reduce the amount of principal of an original issue discount security that would be due and payable upon acceleration;

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  change the place or currency of payment of the principal of, premium, if any, of or interest on, any debt security;

  •
  impair the right to sue for payment with respect to any debt security after its maturity date; or

  •
  reduce the percentage of outstanding debt securities of any series which is required to consent to an amendment of the indenture or to waive our compliance with certain provisions of the indenture or certain defaults.

        The holders of 66 2/3% of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive our compliance with certain restrictive covenants of the indenture. The holders of a majority of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive any past default under the indenture with respect to that series, except (a) a default in the payment of the principal of, premium, if any, or interest on any debt security of that series, or (b) in respect of a provision which under the indenture cannot be amended without the consent of each holder of the affected debt securities.

Payments, Transfer and Exchange

        Unless otherwise indicated in the prospectus supplement, we will make payments of principal, premium, if any, and interest on the debt securities, and you may exchange and transfer the debt securities, at the office of the trustee at The Bank of New York Mellon Trust Company, N.A., 601 Travis, Floor 16, Houston, Texas 77002. We may elect to pay any interest by check mailed by first class mail to the address of the person entitled to receive the payment as it appears in the trustee's security register.

        We will not charge you for any transfer or exchange of debt securities, but we may require you to pay any related tax or other governmental charge.

Form of Debt Securities

        The debt securities will be issued in registered form. We will issue debt securities only in denominations of $1,000 or integral multiples of that amount, unless the prospectus supplement states otherwise.

        Unless the prospectus supplement otherwise provides, debt securities will be issued in the form of one or more global securities. This means that we will not issue certificates to each holder. Rather, we would issue global securities in the total principal amount of the debt securities distributed in that series.

Global Securities

        In General.    Debt securities in global form will be deposited with or on behalf of a depositary. Global securities are represented by one or more certificates for the series registered in the name of the depositary or its nominee. Debt securities in global form may not be transferred except as a whole among the depositary, a nominee of or a successor to the depositary, or any nominee of that successor. Unless otherwise identified in the prospectus supplement, the depositary will be The Depository Trust Company.

        No Depositary or Global Securities.    If a depositary for a series of debt securities is unwilling or unable to continue as depositary, and a successor is not appointed by us within 90 days, we will issue that series of debt securities in registered form in exchange for the global security or securities of that series. We also may determine at any time in our discretion not to use global securities for any series. In that event, we will issue debt securities in registered form.

        Ownership of the Global Securities; Beneficial Ownership.    So long as the depositary or its nominee is the registered owner of a global security, that entity will be the sole holder of the debt securities represented by that instrument. We and the trustee are only required to treat the depositary or its nominee as the legal owner of the debt securities for all purposes under the indenture.

        A purchaser of debt securities represented by a global security will not be entitled to receive physical delivery of certificated securities, will not be considered the holder of those securities for any purpose under the indenture, and will not be able to transfer or exchange the global security, unless the prospectus supplement provides to the contrary. As a result, each beneficial owner must rely on the procedures of the depositary to exercise any rights of a holder under the indenture. In addition, if the beneficial owner is not a direct or indirect participant in the depositary, the beneficial owner must rely on the procedures of the participant through which it owns its beneficial interest in the global security. We understand that under existing industry practice, in the event we request any action of holders of debt securities or an owner of a beneficial interest in the global securities desires to take any action that the depositary, as the holder of the global securities, is entitled to take, the depositary would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. Those laws and the above conditions may impair the ability to transfer beneficial interests in the global securities.

Book-Entry System

        Upon the issuance of the global securities the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such global securities to the accounts of participants. The accounts to be credited shall be designated by the underwriters. Ownership of beneficial interests in the global securities will be limited to participants or persons that may hold interests through participants. Ownership of interests in the global securities will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in the global securities through such participants).

        We expect that the depositary, upon receipt of any payment of principal or interest in respect of the global securities, will credit immediately participants' accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of the global securities as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in the global securities held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants. None of Kimberly-Clark, the trustee or any agent of Kimberly-Clark or the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global securities for any debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the depositary and its participants or the relationship between such participants and the owners of beneficial interests in the global securities owned through such participants.

        Unless and until they are exchanged in whole or in part for certificated debt securities in definitive form, the global securities may not be transferred except as a whole by the depositary to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary.

        The debt securities represented by the global securities are exchangeable for certificated debt securities in definitive registered form of like tenor as such securities in denominations of $1,000 and in any greater amount that is an integral multiple thereof if (i) the depositary notifies us that it is unwilling or unable to continue as depositary for the global securities or if at any time the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, or (ii) we in our discretion at any time determine not to have all of the debt securities represented by the global securities and we notify the trustee thereof. Any global securities that are exchangeable pursuant to the preceding sentence are exchangeable for certificated debt securities issuable in authorized denominations and registered in such names as the depositary shall direct. Subject to the foregoing, the global securities are not exchangeable, except for a global security or global securities of the same aggregate denominations to be registered in the name of the depositary or its nominee.

Same-Day Settlement and Payment

        Settlement by the purchasers of the debt securities will be made in immediately available funds. All payments by us to the depositary of principal and interest will be made in immediately available funds.

        The debt securities will trade in the depositary's settlement system until maturity, and therefore the depositary will require secondary trading activity in the debt securities to be settled in immediately available funds.

The Depository Trust Company

        The following is based on information furnished by The Depository Trust Company ("DTC") and applies to the extent it is the depositary, unless otherwise stated in the prospectus supplement:

        Registered Owner.    The debt securities will be issued as fully registered securities in the name of Cede & Co., which is DTC's partnership nominee. No single global security will be issued in a principal amount of more than $500 million. The trustee will deposit the global securities with DTC. The deposit of the global securities with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the securities.

        DTC Organization.    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of that law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

        DTC is a wholly-owned subsidiary of The Depository Trust and Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with DTC's participants The rules that apply to DTC and its participants are on file with the SEC.

        DTC Activities.    DTC holds securities that its participants deposit with it. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts. This eliminates the need for physical movement of securities certificates.

        Participants' Records.    Except as otherwise provided in the prospectus supplement, the debt securities must be purchased by or through direct participants, which will receive a credit for the debt securities on DTC's records. The beneficial owner's ownership interest in the debt securities is in turn recorded on the direct or indirect participants' records. Beneficial owners will not receive written confirmations from DTC of their purchase, but they are expected to receive them, along with periodic statements of their holdings, from the direct or indirect participants through whom they purchased the debt securities.

        Transfers of ownership interests in the global securities will be made on the books of the participants on behalf of the beneficial owners. Certificates representing the interests of the beneficial owners in the debt securities will not be issued unless the use of global securities is suspended, as discussed above.

        DTC has no knowledge of the actual beneficial owners of the global securities. Its records only reflect the identity of the direct participants as owners of the debt securities. Those participants may or may not be the beneficial owners. Participants are responsible for keeping account of their holdings on behalf of their customers.

        Notices Among DTC, Participants and Beneficial Owners.    Notices and other communications by DTC, its participants and the beneficial owners will be governed by standing arrangements among them, subject to any legal requirements in effect.

        Voting Procedures.    Neither DTC nor Cede & Co. will give consents for or vote the global securities. DTC generally mails an omnibus proxy to us just after any applicable record date. That proxy assigns Cede & Co.'s consenting or voting rights to the direct participants to whose accounts the securities are credited at that time.

        Payments.    Principal and interest payments made by us will be delivered to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date unless it has reason to believe it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for customers in bearer form or registered in "street name." Those payments will be the responsibility of that participant, and not DTC, the trustee or us, subject to any legal requirements in effect at that time.

        We are responsible for paying principal, interest and premium, if any, to the trustee, which is responsible for making those payments to DTC. DTC is responsible for disbursing those payments to direct participants. The participants are responsible for disbursing payments to the beneficial owners.

Governing Law

        New York law will govern the indenture and the debt securities.

The Trustee

        The Bank of New York Mellon Trust Company, N.A (as the successor trustee), is the trustee under the indenture. The Bank of New York Mellon Trust Company, N.A. serves as trustee with respect to debt securities previously issued under the indenture. We may have normal banking relationships with the trustee and its affiliates in the ordinary course of business.

Description of Capital Stock

        Set forth below is a description of our capital stock. The following description is a summary and is subject to the provisions of our certificate of incorporation, our by-laws and the relevant provisions of the law of the State of Delaware.

Common Stock

        We are currently authorized to issue up to 1,200,000,000 shares of common stock, par value $1.25 per share. As of May 31, 2013, we had outstanding 384,845,951 shares of our common stock. The shares of common stock outstanding are fully paid and nonassessable.

        Holders of our common stock are entitled to share equally and ratably in any dividends and in any assets available for distribution to stockholders on liquidation, dissolution or winding-up, subject, if preferred stock is then outstanding, to any preferential rights of such preferred stock. Each share of common stock entitles the holder of record to one vote at all meetings of stockholders, and the votes are noncumulative. The common stock is not redeemable, has no subscription or conversion rights and does not entitle the holder to any preemptive rights.

        Dividends may be paid on our common stock out of funds legally available for dividends, as and when declared from time to time by our board of directors.

        Computershare Investor Services is the transfer agent and registrar for our common stock.

Preferred Stock

        We are also authorized to issue up to 20,000,000 shares of preferred stock, no par value per share, in one or more series. If preferred stock is issued, our board of directors may fix the designation, relative rights, preferences and limitations of the shares of each series. As of June 27, 2013, no shares of preferred stock were issued and outstanding.

Anti-Takeover Provisions

        The provisions of Delaware law and our Amended and Restated Certificate of Incorporation and By-laws we summarize below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his or her best interest.

        Director Nominations.    Our stockholders may nominate candidates for our board of directors or propose business to be acted upon at an annual meeting only if the stockholders follow the advance notice procedures described in our By-laws. Generally, to be properly brought before an annual meeting of stockholders, any stockholder nomination or proposal for our board of directors must be delivered to our secretary at our principal executive office not less than 75 days nor more than 100 days prior to the first anniversary of the preceding year's annual meeting. The notice must include the name and address of, and the number and type of shares owned by, the stockholder and certain of its affiliates, any derivative positions beneficially held by the stockholder and certain of its affiliates, any rights to dividends on our shares that are separated or separable from our underlying shares, any performance-related fees (other than an asset-based fee) that the stockholder or certain of its affiliates are entitled to based on any increase or decrease in the value of our shares or any derivative position and a representation whether the stockholder or certain of its affiliates intend to make such a proposal or nomination and to solicit proxies in support of it. If the stockholder submits a nomination to our board of directors, in addition to the foregoing, the nomination must include certain information as to such nominee including compensation arrangements and other relationships between the stockholder and the nominee, the background and experience of the nominee, and all other information required to be disclosed in solicitations of proxies for election of directors in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended. The nominee must also provide a written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

        Our stockholders may nominate candidates for our board of directors or propose business to be acted upon at a special meeting if the stockholders follow the advance notice procedures described in our By-laws. If a special meeting of stockholders is called for the purpose of electing one or more directors, a stockholder may nominate a person or persons as specified in our By-laws by delivering to our secretary at our principal executive office not less than 75 days nor more than 100 days prior to such special meeting all information required as if such nomination was being made at an annual meeting of stockholders. If, however, less than 75 days' notice or prior public announcement of the date of the meeting is given or made to stockholders, to be timely, the stockholder's nomination must be received not later than the 10th day following the day on which notice of the meeting date was mailed or public announcement was made, whichever first occurs.

        Director nominations that are late or that do not include all required information may be rejected. This could prevent stockholders from making nominations for directors.

        No Action by Written Consent.    Our Amended and Restated Certificate of Incorporation states that action may be taken by stockholders only at annual or special meetings of the stockholders, and that stockholders may not act by written consent.

        Special Meetings of Stockholders.    The Amended and Restated Certificate of Incorporation and our By-laws vest the power to call special meetings of stockholders in our chairman of the board, our chief executive officer, our board of directors or, subject to certain restrictions contained in our By-laws, the holders of not less than 25% of our issued and outstanding shares of capital stock entitled to vote to request that a special meeting of stockholders be called. Each request for a special meeting must contain certain information about the requesting stockholders described in our By-laws.

        Certain Anti-Takeover Effects of Delaware Law.    We are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in various "business combination" transactions with any interested stockholder for a period of three years following the date of the transactions in which the person became an interested stockholder, unless:

  •
  the transaction is approved by the board of directors prior to the date the interested stockholder obtained that status;

  •
  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

  •
  on or subsequent to the date the business combination is approved by the board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to our company and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Description of Warrants

        We may issue warrants, in one or more series, for the purchase of debt securities, common stock, preferred stock or other securities. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, these securities. In addition to this summary, you should refer to the detailed provisions of the specific warrant agreement for complete terms of the warrants and the warrant agreement. Each warrant agreement will be between us and a banking institution or trust company, as warrant agent. Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

        A prospectus supplement accompanying this prospectus relating to a particular series of warrants to issue debt securities or common stock will describe the terms of those warrants, including:

  •
  the title and the aggregate number of warrants;

  •
  the securities for which each warrant is exercisable;

  •
  the date or dates on which the right to exercise such warrants commence and expire;

  •
  the price or prices at which such warrants are exercisable;

  •
  the currency or currencies in which such warrants are exercisable;

  •
  the periods during which and places at which such warrants are exercisable;

  •
  the terms of any mandatory or optional call provisions;

  •
  the price or prices, if any, at which the warrants may be redeemed at the option of the holder or will be redeemed upon expiration;

  •
  the identity of the warrant agent; and

  •
  the exchanges, if any, on which such warrants may be listed.

 Plan of Distribution

        We may offer and sell the securities from time to time as follows:

  •
  through agents;

  •
  to dealers;

  •
  to underwriters;

  •
  directly to other purchasers; or

  •
  through a combination of any of these methods of sale.

        The distribution of the securities may be made from time to time in one or more transactions, either:

  •
  at a fixed price or prices, which may be changed;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to prevailing market prices;

  •
  at prices determined by an auction process; or

  •
  at negotiated prices.

Through Agents

        We and the agents designated by us may solicit offers to purchase securities. Agents that participate in the distribution of securities may be deemed underwriters under the Securities Act of 1933. Any agent will be acting on a "best efforts" basis for the period of its appointment, unless we indicate differently in the prospectus supplement.

To Dealers

        The securities may be sold to a dealer as principal. The dealer may then resell the securities to the public at varying prices determined by it at the time of resale. The dealer may be deemed to be an underwriter under the Securities Act of 1933.

To Underwriters

        We may sell securities to one or more underwriters under an underwriting agreement that we enter into with them at the time of sale. The names of the underwriters will be set forth in the prospectus supplement, which will be used by the underwriters to resell the securities.

        In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle such sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of a derivative transaction to close out any related open borrowings of stock. We otherwise may loan or pledge securities to a financial institution or other third party that in turn may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities, in either case using this prospectus and the applicable prospectus supplement.

Direct Sales

        We may sell securities directly to you, without the involvement of underwriters or agents.

General Information

        Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

        We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments they may be required to make.

        Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

Legal Matters

        Unless otherwise specified in the prospectus supplement accompanying this prospectus, Thomas J. Mielke, our Senior Vice President, General Counsel and Chief Compliance Officer, will provide opinions regarding the authorization and validity of the securities offered by this prospectus. As of May 31, 2013, Mr. Mielke beneficially owned 30,945 shares of our common stock, held options to acquire 187,165 shares of our common stock of which 111,910 shares are presently exercisable, and held 1,048 shares of our common stock attributable to his wife's account under our 401(k) and Profit Sharing Plan. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

Experts

        The financial statements and the related financial statement schedule, incorporated in this prospectus by reference from the Annual Report on Form 10-K of Kimberly-Clark Corporation dated December 31, 2012, and the effectiveness of the Company's internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$600,000,000

$300,000,000 Floating Rate Notes due May 19, 2016
$300,000,000 1.900% Notes due May 22, 2019

PROSPECTUS SUPPLEMENT

May 19, 2014

Joint Book-Running Managers

Barclays
Citigroup
Goldman, Sachs & Co.
J.P. Morgan

Co-Managers

Deutsche Bank Securities
HSBC
RBC Capital Markets